UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2011

Saba Software, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34372	94-3267638
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2400 Bridge Parkway, Redwood Shores, California	94065-1166
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 581-2500

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Saba Software, Inc., a Delaware corporation (the “Company”), entered into an Amended and Restated Credit Agreement (the “Agreement”), dated as of June 27, 2011, with Wells Fargo Bank, National Association (the “Bank”). The Agreement, which supersedes the Company’s prior credit facility with the Bank, increases the available revolving credit limit to $40 million and extends the term of the line of credit to June 27, 2016. To date, no amounts have been borrowed under the line of credit.

The line of credit is secured by all of the Company’s personal property other than its intellectual property. The line of credit also is guaranteed by, and secured by the assets of, the Company’s material domestic subsidiaries. The Agreement includes certain covenants with which the Company must comply during the term of the Agreement, including a minimum EBITDA covenant that applies only if liquidity drops below $15 million. The Agreement also includes certain customary negative covenants.

The Agreement contains usual and customary events of default (subject to certain threshold amounts and grace periods). If an event of default occurs and is continuing, the Company may be required to repay the obligations under the line of credit prior to the stated maturity date, the Company’s ability to continue to borrow under the Agreement may terminate, and the Bank may be able to foreclose on any or all collateral provided by the Company or the Company’s subsidiaries.

A copy of the Agreement is attached hereto as Exhibit 10.1 and the foregoing description of the Agreement is qualified in its entirety by reference to Exhibit 10.1.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is hereby incorporated into this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is attached to this Current Report on Form 8-K:

Exhibit Number	Description

10.1	Amended and Restated Credit Agreement dated as of June 27, 2011 by and among Saba Software, Inc. and Wells Fargo Bank, National Association.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Saba Software, Inc. (Registrant)

Date: July 1, 2011	/s/ Peter E. Williams III
(Signature)
Peter E. Williams III
Executive Vice President and Secretary